Delisting Determination, The Nasdaq Stock Market, LLC, April 25, 2024, Panbela Therapeutics, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Panbela Therapeutics, Inc., effective at the opening of the trading session on May 6, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5550(a)(2) and 5550(b)(1).
The Company was notified of the Staff determination on November 28, 2023. The Company requested a hearing on December 5, 2023.
On January 22, 2024, the Company received an additional delist determination letter for its failure to meet the requirement in Listing Rule 5550(a)(4).
On March 5, 2024, upon review of the information provided by the Company, the Panel determined to deny the Company request to remain listed on the Exchange.
On March 6, 2024, the Company submitted a request for reconsideration to the Panel pursuant to Listing Rule 5815(d)(5)
The Company securities were suspended on March 7, 2024.
On March 15, 2024, the Panel denied the Company request for a reconsideration.
The Company did not appeal the amended Decision to the Nasdaq Listing and Hearing Review Council (Council) and the Council did not call the matter for review. The Staff determination to delist the Company became final on April 19, 2024.